EXHIBIT 99.1

Edge Petroleum Announces Preferred Dividend

HOUSTON, June 25, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) announced the declaration of a dividend on its 5.75% Series A Cumulative Convertible Perpetual Preferred Stock ("Preferred Stock"). The Dividend Committee of the Board of Directors declared a cash dividend of $0.71875 per share on the outstanding Preferred Stock, payable July 16, 2007, to stockholders of record at the close of business on July 1, 2007. The total amount of the cash dividend payment will be $2,066,406.00.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins in the United States. Edge common stock is listed on the NASDAQ Global Select Market under the symbol "EPEX."

Statements regarding production volumes, drilling activity, all guidance and forecasts for the first quarter and full year 2007, increased production, drilling costs, drilling rig availability, future growth, production rates, prices, including future oil and gas prices, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960